Exhibit 99.1

EnergySolutions Announces First Quarter 2008 Results

Revenues of $502 million

EBITDA of $54.0 million

Net Income before the Non-Cash Impact of Amortization of Intangible Assets of $23.8 million, or $0.27 per share

SALT LAKE CITY, UT—(MARKET WIRE)—May 12, 2008 – EnergySolutions, Inc. (NYSE:ES) (“EnergySolutions” or the “Company”), a leading provider of specialized, technology-based nuclear services to government and commercial customers, today announced financial results for the Company’s first quarter ended March 31, 2008.

First Quarter 2008 Results

Revenues for the quarter ended March 31, 2008 were $502 million, compared to $114 million for the same quarter in 2007.  Gross profit for the first quarter of 2008 was $73.0 million, compared to gross profit of $30.8 million for the quarter ended March 31, 2007.  Selling, general and administrative expenses for the current quarter were $28.6 million, compared to $28.3 million in the same quarter last year.

The Company generated cash flow from operations of $25.7 million during the quarter, enabling it to repay $20 million of long-term debt.  This repayment, together with repayments of debt from the proceeds of its initial public offering in November 2007, has contributed to the reduction of the Company’s interest expense, which was $11.7 million for the quarter ended March 31, 2008, compared to $15.4 million in the same period last year.

Net income for the quarter ended March 31, 2008 was $19.3 million, or $0.22 per share, compared to a loss of $10.3 million for the same quarter in 2007.  EBITDA for the quarter was $54.0 million compared to EBITDA of $12.0 million for the prior year, and net income before the non-cash impact of amortization of intangible assets for the quarter ended March 31, 2008 was $23.8 million, or $0.27 per share, based on 88.3 million fully-diluted shares outstanding.  The Company defines EBITDA as earnings before interest expense, income taxes, depreciation and amortization. The Company defines net income before the impact of amortization of intangible assets as net income plus amortization expense of intangible assets, net of the related income tax expense. The reconciliation of EBITDA, and net income before the impact of amortization of intangible assets to the most directly comparable GAAP measure is set forth in table 4 in the accompanying tables.

“This has been an excellent start to 2008 for EnergySolutions,” said R Steve Creamer, the Company’s Chief Executive Officer.  “All of our business segments performed well during the quarter.  In particular we benefited from early substantial completion of two of our Commercial Services projects and the expected first quarter margin increase from our international operations.  We see this strong first quarter largely as a shift in timing of some of our commercial business rather than any change from our original full year expectations.”

Business Segments – First Quarter 2008

The results of the Company’s four business segments, on a GAAP basis, are presented in Table 5 in the accompanying schedules.

Federal Services revenues for the first quarter of 2008 were $44.6 million, up from revenues of $34.9 million in the same quarter in the prior year.  Segment income from operations for the first quarter of 2008 was $6.3 million, compared to $6.2 million in the same quarter last year.  The operating margin for the first quarter of 2008 was 14%, compared to 18% in the same quarter last year. During the fourth quarter 2007 and the first quarter 2008, the Company, at the request of its customer, the Department of Energy, assumed voting control over two joint ventures.  As a result, these joint ventures were consolidated in the first quarter this year, adding approximately $13 million to revenues at an approximate 3% operating margin.  Partially offsetting this lower margin business was lower selling, general and administrative expenses due to lower labor expenses.

Commercial Services revenues for the first quarter of 2008 were $30.6 million, up from $25.3 million in the same quarter in the prior year.  Segment income from operations for the first quarter of 2008 was $9.6 million, compared to $0.1 million in the same quarter last year.  The operating margin for the first quarter of 2008 was 32%, compared to 0.2% in the same quarter last year.  The improvement of the segment’s performance was primarily due to the early substantial completion of two large high-margin projects, and lower due diligence costs on licensed stewardship opportunities when compared to the same quarter last year.

Logistics, Processing and Disposal revenues for the first quarter of 2008 were $54.1 million, up from $53.9 million in the same quarter in the prior year.  Segment income from operations for the first quarter of 2008 was $16.3 million, up from $15.1 million in the same quarter last year.  The operating margin for the first quarter of 2008 was 30%, compared to 28% in same quarter last year.  The increase in this segment’s operating margin was primarily the result of decreased equipment maintenance, demurrage and labor expenses.

International revenues for the first quarter of 2008 were $372.5 million.  Last year the Company did not report its international operations, which were immaterial, as a separate segment.  In June 2007, the Company acquired RSMC, a reactor operator and manager of multiple nuclear sites in the United Kingdom, which significantly expanded the Company’s international capabilities.  As a result of its acquisition of RSMC, the

Company began to report its international operations in a separate segment in the second quarter of 2007.  Segment income from operations for the first quarter of 2008 was $30.1 million, and operating margin for the first quarter of 2008 was 8%.  The operating margin is typically higher in the first quarter of the year than the Company expects it to be in other quarters due to the recognition of efficiency fees under its contract with the United Kingdom’s Nuclear Decommissioning Authority.

Outlook for 2008

The Company affirms its full year guidance of revenues in the range of $1.8 billion to $1.9 billion and earnings per share in the range of $0.69 to $0.74.  Earnings per share before the impact of non-cash amortization of intangible assets, which is calculated as earnings per share plus the per share impact of amortization expense of intangible assets, net of related income tax expense, is expected to be in the range of $0.89 to $0.94. When calculating per share amounts, in its guidance, the Company assumes a weighted average fully-diluted share count for the year of 89 million shares. EBITDA for the year ending December 31, 2008 is expected to be between $195 million and $205 million. Amortization expense of intangible assets, net of related income tax expense, is expected to be $17.8 million. Compensation expense related to stock option grants is expected to be $9.1 million for 2008. Capital expenditures for the year are expected to be approximately $37 million, primarily relating to the one-time purchases of equipment for the Company’s Atlas mill tailings contract as well as the general maintenance of the Company’s facilities.”

Based on the expected timing of key contracts, including the license transfer of the Zion license stewardship contract, the large U.S. DOE contract awards and the NRC rulemaking change for major components, the Company continues to expect revenues and earnings for 2008 to be weighted toward the second half of the year.

Forward-Looking Statements

Statements in this news release regarding future financial and operating results and any other statements about the Company’s future expectations, beliefs or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including economic conditions generally. Additional information on potential factors that could affect the Company’s results and other risks and uncertainties are set forth in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the fiscal year ended December 31, 2007.  The Company does not undertake any obligation to release publicly any revision to any of these forward-looking statements.

Conference Call

The Company will conduct a conference call at 10:00 a.m. EDT on Tuesday, May 13, 2008, to discuss financial results for the first quarter ended March 31, 2008.

Hosting the call will be Steve Creamer, Chairman and Chief Executive Officer, and Philip Strawbridge, Chief Financial Officer.

To participate in the event by telephone, please dial (888) 713-4216 five to 10 minutes prior to the start time (to allow time for registration) and reference the conference passcode 74566781. International callers should dial (617) 213-4868 and use the same passcode.

A replay of the call will be available on Tuesday, May 13, 2008, at 12:00 p.m. EDT through Tuesday, May 20, 2008, at 2:00 pm EDT. To access the replay, dial (888) 286-8010 and enter passcode 17911522. International callers should dial (617) 801-6888 and enter the same passcode.

The conference call will be broadcast live over the Internet and can be accessed by all interested parties through the Company’s Web site at www.energysolutions.com by clicking on the “investor relations” tab at the top of the home page. To listen to the live call, please visit the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. An audio replay of the event will be archived on EnergySolutions’ Web site for 90 days.

Please use the following link to pre-register for this conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You should pre-register prior to the conference call. To pre-register please go to:

https://www.theconferencingservice.com/prereg/key.process?key=P3HGDHLLU

About EnergySolutions

EnergySolutions offers customers a full range of integrated services and solutions, including nuclear operations, characterization, decommissioning, decontamination, site closure, transportation, nuclear materials management, the safe, secure disposition of nuclear waste, and research and engineering services across the fuel cycle.

Contact:

For more information, please contact:

Tim Barney

(801) 649-2233

Email Contact

-FINANCIAL TABLES FOLLOW-

Table 1

ENERGYSOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in thousands, except per share data)

	For the Quarter
	Ended March 31,
	2008	2007

Revenues	$501,753	$114,151
Cost of revenues	428,770	83,357

Gross profit	72,983	30,794

Selling, general and administrative expenses	28,590	28,328

Income from operations	44,393	2,466

Interest expense	(11,660)	(15,370)
Other income (expenses), net	(2,061)	148

Income (loss) before minority interests and income taxes	30,672	(12,756)

Minority interests	(195)	—
Income tax (expense) benefit	(11,184)	2,412

Net income (loss)	$19,293	$(10,344)

Net income per share:
Basic	$0.22
Diluted	$0.22

Number of shares used in per share calculations:
Basic	88,303,500
Diluted	88,310,022

Table 2

ENERGYSOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands)

	March 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$38,086	$36,366
Accounts receivable, net of allowance for doubtful accounts	369,447	366,083
Other current assets	135,452	103,233
Total current assets	542,985	505,682

Property, plant and equipment, net	107,230	110,688
Goodwill	526,077	526,040
Other intangible assets, net	377,474	383,812
Other noncurrent assets	111,338	98,728
Total assets	$1,665,104	$1,624,950

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$1,509	$1,557
Accounts payable	138,009	155,663
Accrued expenses and other current liabilities	271,657	233,588
Other current liabilities	52,184	45,135
Total current liabilities	463,359	435,943

Long-term debt, less current portion	585,458	605,410
Other noncurrent liabilities	192,678	178,206
Total liabilities	1,241,495	1,219,559

Minority interests	604	68
Commitments and contingencies

Stockholders’ equity	423,005	405,323

Total liabilities and stockholders’ equity	$1,665,104	$1,624,950

Table 3

ENERGYSOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	For the Quarter
	Ended March 31,
	2008	2007

Cash Provided by Operating Activities	$25,664	$32,462

Investing Activities
Purchases of businesses, net of cash acquired	—	(15,110)
Purchases of property, plant and equipment	(1,280)	(1,743)
Cash Used in Investing Activities	(1,280)	(16,853)

Financing Activities
Net borrowings (repayments) of long-term debt	(20,000)	(12,000)
Dividends/distributions to shareholders	(2,208)	(2,633)
Other items	(527)	(2,836)
Cash Provided by (Used in) Financing Activities	(22,735)	(17,469)

Effect of Exchange Rate on Cash	71	66

Increase (Decrease) in Cash and Cash Equivalents	$1,720	$(1,794)

Amortization of Intangible Assets	$7,197	$4,803
Depreciation	$4,621	$4,571

Table 4

ENERGYSOLUTIONS, INC.

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND NET INCOME (LOSS)

BEFORE THE IMPACT OF AMORTIZATION OF INTANGIBLE ASSETS (UNAUDITED)

(Dollars in thousands, except per share data)

	For the Quarter
	Ended March 31,
	2008	2007

Reconciliation of net income (loss) to EBITDA:
Net income (loss)	$19,293	$(10,344)
Interest expense	11,660	15,370
Income tax expense (benefit)	11,184	(2,412)
Depreciation expense	4,621	4,571
Amortization of intangible assets	7,197	4,803
EBITDA	$53,955	$11,988

Reconciliation of net income (loss) to net income (loss) before the impact of amortization of intangible assets:
Net income (loss)	$19,293	$(10,344)
Amortization of intangible assets	7,197	4,803
Income tax expense related to amortization of intangible assets	(2,641)	(908)
Net income (loss) before the impact of amortization of intangible assets	$23,849	$(6,449)

Net income before the impact of amortization of intangible assets per share:
Basic	$0.27
Diluted	$0.27

Number of shares used in per share calculations:
Basic	88,303,500
Diluted	88,310,022

The Company defines EBITDA as earnings before interest expense, income taxes, depreciation and amortization. The Company uses EBITDA to facilitate a comparison of its operating performance on a consistent basis from period to period that, when viewed with its GAAP results and the above reconciliation, management believes it provides a more complete understanding of factors and trends affecting its business than GAAP measures alone. EBITDA assists management in comparing its operating performance on a consistent basis because it removes the impact of its capital structure (primarily interest charges), asset base (primarily depreciation and amortization) and items outside the control of its management team (taxes) from its results of operations. EBITDA should not be considered as a substitute for net income or income from operations, as determined in accordance with GAAP. EBITDA is not defined by GAAP, and you should not consider it in isolation or as a substitute for analyzing the Company’s results as reported under GAAP.

The Company defines net income before the impact of amortization of intangible assets as net income plus amortization expense of intangible assets, net of the related income tax expense of these items. Net income before the impact of amortization of intangible assets and net income before the impact of amortization of intangible assets per share are not computed in accordance with GAAP. These non-GAAP measures may be useful to investors seeking to compare the operating performance on a consistent basis from period to period that, when viewed with its GAAP results and the above reconciliation, management  believes provides a more complete understanding of factors and trends affecting the Company’s business than GAAP measures alone. Net income before the impact of amortization of intangible assets and net income before the impact of amortization of intangible assets per share should not be considered as a substitute for net income or net income per share, as determined in accordance with GAAP. Net income before the impact of amortization of intangible assets and net income before the impact of amortization of intangible assets per share are not defined by GAAP, and you should not consider them in isolation or as a substitute for analyzing the Company’s results as reported under GAAP.

Table 5

ENERGYSOLUTIONS, INC.

REPORTING SEGMENT INFORMATION (UNAUDITED)

(Dollars in thousands)

	For the Quarter
	Ended March 31,
	2008		2007

Revenues
Federal Services	$44,587		$34,927
Commercial Services	30,595		25,341
LP&D	54,115		53,883
International	372,456		—
Total Revenues	$501,753		$114,151

Gross Profit and Margin
Federal Services	$8,116	18.2%	$8,672	24.8%
Commercial Services	11,580	37.8%	4,821	19.0%
LP&D	19,028	35.2%	17,301	32.1%
International Operations	34,259	9.2%	—
Total Gross Profit	$72,983	14.5%	$30,794	27.0%

Income from Operations and Margin
Federal Services	$6,348	14.2%	$6,220	17.8%
Commercial Services	9,644	31.5%	61	0.2%
LP&D	16,324	30.2%	15,104	28.0%
International	30,105	8.1%	—
Total Income from Operations before corporate unallocated items	62,421	12.4%	21,385	18.7%
Corporate unallocated items	(18,028)		(18,919)
Total Income from Operations	$44,393		$2,466